Exhibit 99.1

RISK FACTORS

      You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

      Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of the notes and our common stock could decline due to any of these risks, and you may lose all or part of your investment.

      The risk factors described below contain statements concerning our future results and performance and other matters that are “forward- looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry’s results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among others, those listed below. You can identify forward-looking statements by terminology such as “may,” “will,” “should,” “intend,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of such terms or other comparable terminology. Forward-looking statements include, among other things, all italicized portions included below, the information and expectations concerning our future financial performance and potential or expected growth in our markets and the markets in which we expect to compete, business strategy, projected plans and objectives, anticipated cost savings from restructurings and our estimates with respect to future operating results, including, without limitation, earnings, cash flow and revenue. Factors which could cause actual results to differ materially include those set forth in the risks discussed below. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance, or achievements. We undertake no obligation to assume responsibility for the accuracy and completeness of the forward-looking statements. We do not intend to update any of the forward-looking statements after the date of this offering memorandum to conform them to actual results.

Risks Related to Our Business

The continuing unstable economic environment has significantly harmed and may continue to significantly harm our industries.

Our sales levels are unstable, we are not currently profitable, and we have difficulty predicting future operating results.

      As a result of continuing unfavorable economic and market conditions, particularly in the communications sector (but also in our non-communications business), our sales have declined significantly from historic levels, we are not currently profitable, and we are unable to predict future sales accurately or to provide long-term guidance for future financial performance. Historically, our communications business was the more affected business; however, recently, these unfavorable conditions are increasingly impacting our non-communications businesses. The conditions contributing to this difficulty include:

•	uncertainty regarding the capital spending plans of the major telecommunications carriers, upon which our telecommunications systems manufacturing customers, and ultimately we, depend for a substantial amount of our sales;

•	the weakened financial condition of many major telecommunications carriers and their current limited access to the capital required for expansion;

•	continued reduction in inventory levels by our telecommunications systems manufacturing customers;

•	limited visibility regarding the long-term demand for high content, high speed, broadband telecommunications networks;

•	excess fiber and channel capacity, particularly in the long-haul market, which historically has been responsible for a major portion of our communications sales and profits;

•	uncertainty regarding the growth and profitability of the security display and commercial laser markets, which are responsible for a substantial portion of our non-communications sales and profits; and

•	general market and economic uncertainty.

      Based on these and other factors, many of our major customers have reduced, modified, cancelled or rescheduled orders for our products and have expressed uncertainty as to their future requirements. In the communications business, this uncertainty is reflected in the limited and highly variable forecasts our customers are providing of their anticipated needs for our communications products. As a result, our net sales in the future are likely to fluctuate and may, in fact, decline, and we anticipate that we will continue to be unprofitable in the near future. In addition, due to our current limited ability to provide long-term guidance for our operating results, our ability to meet financial expectations for future periods may be harmed.

Our customers’ businesses have been harmed by the economic downturn.

      Our communications business is largely dependent upon product sales to telecommunications systems manufacturers who in turn are dependent for their business upon sales of fiberoptic systems to telecommunications carriers. All of our systems manufacturing customers and their carrier customers have experienced severe business declines during the current downturn. Many of these companies are currently operating at losses and are unable to make meaningful long-term predictions for their recovery, and hence their forecasted requirements for optical telecommunications systems. This continuing uncertainty means that, as a supplier of the components and modules for these systems, our ability to predict our financial results or business prospects for future periods is severely limited.

Our Global Realignment Program may be unsuccessful in aligning our operations to current market conditions.

      In response to economic slowdown and as part of our continuing integration efforts, we commenced a Global Realignment Program in April 2001, under which we are, among other things:

•	eliminating some product development programs and consolidating or curtailing others in order to focus our research and development investments on the most promising projects;

•	consolidating our manufacturing facilities from multiple sites into single locations, as well as consolidating sales and administrative functions; and

•	aligning our sales organization to offer customers a single point of contact for all of their product requirements, and creating regional and technical centers to streamline customer interaction with product line managers.

      Implementation of the Global Realignment Program involves major reductions in our workforce and facilities and, in certain instances, the relocation of products, technologies and personnel. We have incurred and will continue to incur significant costs (including cash expenditures) to implement the Global Realignment Program and we expect to realize significant future cost savings as a result. The Global Realignment Program may not be successful in achieving the expected cost reductions or other benefits, may be insufficient to align our operations with customer demand and the changes affecting our industry, or may be more costly or extensive than currently anticipated. Even if the Global Realignment Program is successful and meets our current cost reduction goals, our sales must increase substantially in the future for us to be profitable.

Our cost reduction programs may be insufficient to achieve long-term profitability.

      We are undertaking cost reduction measures, under and in addition to the Global Realignment Program, intended to reduce our expense structure at both the cost of goods sold and the operating expense levels. We believe these measures are a necessary response to, among other things, declining average sales prices across our product lines. These measures may be unsuccessful in creating profit margins sufficient to sustain our current operating structure and business.

We have incurred, and may in the future incur, inventory-related charges, the amounts of which are difficult to predict accurately.

      As a result of the business downturn and declining demand for our products, we have written down a substantial portion of our inventory as our sales forecasts continued to decline. We generally use a rolling six-month forecast based on anticipated product orders, product order history, forecasts and backlog to assess our inventory requirements. However, as discussed above, our ability to forecast our customers’ needs for our products in the current economic environment is very limited. Consequently, we have incurred, and may in the future incur, charges to write down our inventory. We recorded charges of $56.1 million and $203.9 million related to excess and obsolete inventory during fiscal 2003 and 2002, respectively. We may incur such inventory write-downs in future periods. Moreover, because of our current difficulty in forecasting overall sales, we may in the future revise our previous forecasts, which could lead to further inventory write-downs. While we believe, based on current information, that the amount recorded for inventory is properly reflected on our balance sheet at September 30, 2003, if market conditions are less favorable than our forecasts, our future sales mix differs from our forecasted sales mix, or actual demand from our customers is lower than our estimates, we may be required to record additional inventory write-downs.

Any failure of our major telecommunications systems manufacturing customers, or their telecommunications carrier customers, to service their debt would materially harm our business.

      During the rapid growth in the telecommunications sector in the mid-to-late 1990s, telecommunications systems manufacturers and their telecommunications carrier customers incurred large amounts of debt in order to finance the expansion that was then forecasted. In the rapid downturn that followed, both capital spending and revenue declined, but debt remained and in some instances increased. As a result, several of the telecommunications carriers and, in turn their suppliers, our telecommunications systems manufacturing customers, continue to have significant amounts of outstanding debt. The servicing of this debt may, among other things, limit the carriers’ ability to buy new capital equipment and, thus, the demand for telecommunications systems. In fact, several carriers (WorldCom and Global Crossing, among others) have declared bankruptcy over the past two years, or are otherwise in financial distress. We anticipate that some or all of these companies will need to repay or restructure significant portions of their debt in the future. Any failure in this task could materially harm their businesses, and consequently ours. As long as these companies are focused on debt concerns, they are less likely to acquire telecommunications systems.

If our customers fail to meet their financial obligations to us, our business will suffer.

      Although we perform ongoing credit evaluations of our customers and manage and monitor balances owed us, we are not able to predict changes in their financial condition, particularly during the current economic environment. Based on our estimates as to the quality of our accounts receivable, we maintain allowances for doubtful accounts for estimated losses resulting from the inability or unwillingness of our customers to make required payments. However, if our customers are unable to meet their financial obligations to us as a result of bankruptcy or deterioration in their operating results or financial condition, our trade receivables may not be recoverable and, in addition to not receiving the amounts owed, we may be required to record additional bad debt expenses, which could materially affect our financial condition and operating results.

      Moreover, the continuing economic slowdown has exacerbated our vulnerability to demand fluctuations for our communications products. Specifically, we have experienced and remain vulnerable to material order cancellations, modifications and reschedulings, all of which, among other things, reduce our sales and impair our ability to achieve financial targets and predict financial results for future periods.

We depend on recovery and long-term growth in our markets for our success.

If the Internet does not continue to grow as expected, our business will suffer.

      Our future success as a manufacturer of optical components, modules and subsystems ultimately depends on the continued growth of the communications industry, and, in particular, the growth of the Internet as a global communications system. As part of that growth, we are relying on increasing demand for high-content voice, text and other data delivered over high-speed connections (i.e., high bandwidth communications). As Internet usage and bandwidth demand increase, so does the need for advanced optical networks to provide the required bandwidth. Without Internet and bandwidth growth, the need for our advanced communications products, and hence our future growth as a manufacturer of these products, is jeopardized. Currently, while generally increasing demand for Internet access is apparent, less evident is when order capacity will be absorbed. Moreover, multiple service providers compete to supply the existing demand. Also, currently, fiberoptic networks have significant excess capacity. The combination of a large number of service providers and excess network capacity has resulted in severely depressed prices for bandwidth. Until pricing recovers, service providers have less incentive to install equipment and, thus, little need for many of our communications products. Ultimately, should long-term expectations for Internet growth and bandwidth demand not be realized, our business would be significantly harmed.

We depend on stability or growth in the markets for our products outside communications for growth in the sales of this group of products.

      The growth of our display products, light interference pigment and other businesses served out of our thin film products group, depends significantly on the continued stability or growth and success of these markets. Among other things, advances in the technology used in computer monitors, televisions, conference room projectors and other display devices have led to increased demand for flat panel displays and projection displays. We cannot be certain that growth in these markets will continue. In recent periods, we have experienced reduced demand for some of our non-communications products, particularly our display components sold to Texas Instruments. We expect this reduced demand to continue for the near term. Among other things, we are working to develop additional profitable applications for our interference pigments and display components and modules. If we fail, these businesses will suffer. Moreover, we cannot predict the impact of technological or other changes in these industries on our business. In addition, each of our non-communications industries is subject to pricing pressure, consolidation and realignment as industry participants react to shifting customer requirements and overall demand. There is a risk that any consolidation or realignment could adversely affect our business, and pricing pressure can adversely affect our operating results.

Our business and financial condition could be harmed by our long-term growth strategy.

If we fail to manage or anticipate our long-term growth, our business will suffer.

      Notwithstanding the recent decline, the optical businesses as well as the businesses that we serve out of the thin film products group have historically grown, at times rapidly, and we have grown accordingly. We have made and, although we remain in an industry slowdown, expect in the future to make significant investments to enable our future growth through, among other things, internal expansion programs, product development, acquisitions and other strategic relationships. If we fail to manage or anticipate our future growth effectively, particularly during periods of industry decline, our business will suffer. Through our Global Realignment Program and other cost reductions measures we are balancing the need to shrink our operations consistent with the current economic conditions with the need to preserve our ability to grow and scale our operations when our markets recover. If we fail to achieve this balance, our business will suffer to the extent our resources and operations are insufficient to respond to a return to growth.

If we fail to commercialize new product lines, our business will suffer.

      We intend to continue to develop new product lines and improve existing ones to meet our customers’ diverse and changing needs. New product development activities are expensive, with no guarantee of success. Risks associated with our development of new products and improvements to existing products include the risk that:

•	we may fail to complete the development of a new or improved product;

•	our customers may not purchase the new or improved product because, among other things, the product is too expensive, is defective in design, manufacture or performance, is uncompetitive, or because the product has been superceded by another product or technology; or

•	we may fail to anticipate or respond to new technologies that could have a disruptive impact on our business.

      Nonetheless, if we fail to successfully develop and introduce new products and improve existing ones, our business will suffer. We have considerably reduced our research and development spending from historic levels and some of our competitors now spend considerably higher percentages of their revenues on research and development than do we.

      Furthermore, new products require increased sales and marketing, customer support and administrative effort to support anticipated increased levels of operations. We may not be successful in creating this infrastructure, or we may not realize increased sales sufficient to offset the additional expenses resulting from this increased infrastructure. In connection with our many acquisitions, we have incurred expenses in anticipation of developing and selling new products. Our operations may not achieve levels sufficient to justify the increased expense levels associated with these new businesses.

Changes in accounting rules have had and may continue to have a material effect on our financial results.

Our financial results could be affected by potential changes in the accounting rules governing the recognition of stock-based compensation expense.

      We measure compensation expense for our employee stock compensation plans under the intrinsic value method of accounting prescribed by APB Opinion No. 25, “Accounting for Stock Issued to Employees.” Under this method, we recognized compensation charges related to stock compensation plans of $50.9 million, $124.9 million and $52.6 million in fiscal 2003, 2002 and 2001, respectively. In accordance with SFAS No. 123, “Accounting for Stock-Based Compensation,” we provide disclosures of our operating results as if the fair value method of accounting had been applied in our financial statements included in our Annual Report on Form 10-K. Beginning in the third quarter of fiscal 2003, we also provide such disclosures in our Quarterly Reports on Form 10-Q in accordance with SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure.” Had we accounted for our compensation expense under the fair value method of accounting prescribed by SFAS No. 123, the charges would have been significantly higher than the intrinsic value method used by us, totaling $685.2 million, $688.9 million and $566.2 million during fiscal 2003, 2002 and 2001, respectively. Currently, the FASB is considering changes to accounting rules concerning the recognition of stock option compensation expense. If these proposals are implemented, we and other companies may be required to measure compensation expense using the fair value method, which would adversely affect our results of operations by increasing our losses by the additional amount of such stock option charges.

Implementation of FASB Interpretation No. 46 could affect our financial results.

      In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51,” which requires an investor with a majority of the variable interests (primary beneficiary) in a variable interest entity to consolidate the assets, liabilities and results of operations of the entity. A variable interest entity is an entity in which the equity investors do not have a controlling interest or the equity investment at risk is insufficient to finance the entity’s activities without receiving additional subordinated financial support from other parties. Interpretation No. 46, as amended, is applicable: (i) immediately for all variable interest entities created after January 31, 2003; or (ii) in the first fiscal year or interim period beginning after December 15, 2003 for those created before February 1, 2003.

      The Company is currently reviewing its cost and equity method investments and other variable interests acquired prior to February 1, 2003 to determine whether those entities are variable interest entities and, if so, if the Company is the primary beneficiary of any of its investee companies. At September 30, 2003, the Company had 24 cost and equity method investments primarily in privately held companies and venture funds that have the potential to provide strategic technologies and relationships to the Company’s businesses. The Company expects to complete the review during the second quarter of fiscal 2004. Provided the Company is not the primary beneficiary, the Company’s maximum exposure to loss for these investments at September 30, 2003 is limited to the carrying amount of its investment of $37.8 million in such entities and its minimum funding commitments of $20.6 million. The consolidation of any investee companies under Interpretation No. 46 could adversely affect the financial position and results of operations of the Company.

Our total net sales are dependent upon a few key customers.

      A few large customers account for most of our total net sales. During fiscal 2003, Texas Instruments accounted for 12% of our total net sales. During fiscal 2002, no customer accounted for more than 10% of our total net sales. During fiscal 2001, Nortel, Alcatel and Lucent accounted for 14%, 12% and 10% of our total net sales, respectively. We expect that, for the foreseeable future, sales to a limited number of customers will continue to account, alone or in the aggregate, for a high percentage of our total net sales. Dependence on a limited number of customers exposes us to the risk that order reductions from any one customer can have a material adverse effect on periodic revenue. In fiscal 2003, we experienced a dramatic decline in our sales to Texas Instruments, from $23.5 million (15% of quarterly revenue) in the second quarter of the year to $14.4 million (less than 10% of quarterly revenue) in the fourth quarter of the year. Moreover, many of our customers are currently experiencing significant revenue declines and, in recent periods, have significantly reduced their orders from us. If such reductions continue, our business will continue to be harmed.

Any failure to remain competitive would harm our operating results.

If we are not competitive, our operating results could suffer.

      The markets in which we sell our products are highly competitive and characterized by rapidly changing and converging technologies. We face intense competition from established competitors and the threat of future competition from new and emerging companies in all aspects of our business. Among our current competitors are some of our customers, who are vertically integrated and either manufacture and/or are capable of manufacturing some or all of the products we sell to them. In addition to our current competitors, we expect that new competitors providing niche, and potentially broad, product solutions will increase in the future. While the current economic downturn has reduced the overall level of business in our industries, the competition remains fierce. To remain competitive in both the current and future business climates, we believe we must maintain a substantial commitment to research and development, improve the efficiency of our manufacturing operations, and streamline our marketing and sales efforts, as well as customer service and support. Under our Global Realignment Program, we have ongoing initiatives in each of these areas. However, our efforts to remain competitive as we continue to implement our Global Realignment Program may be unsuccessful. Among other things, we may not have sufficient resources to continue to make the investments necessary to remain competitive, or we may not make the technological advances necessary to remain competitive. In addition, notwithstanding our efforts, technological changes, manufacturing efficiencies or development efforts by our competitors may render our products or technologies obsolete or uncompetitive.

      In the telecommunications industry, our telecommunications systems manufacturing customers evaluate our products and competitive products for deployment in their telecommunications systems. Similarly, telecommunications carrier customers evaluate our customers’ system products and competitive products for system installation. Any failure of us to be selected by our customers, or our customers to be selected by their customers, can significantly harm our business.

      The businesses we serve through our thin film products group (e.g., display, medical/ environmental instrumentation, document security, product security, aerospace and defense, and lasers) are also susceptible to changing technologies and competition. Growth in the demand for our products within these markets will depend upon our ability to compete with providers of lower cost, higher performance products by developing more cost-effective processes and improving our products. Currently, we are working to develop new products for use in the commercial laser and flat panel display markets, markets with significant existing and developing competition. Our success or failure in these efforts will have a material impact on our non-communications business. In the security market, we face competition from alternative anti-counterfeiting devices such as holograms, embedded threads and watermarks.

The telecommunications industry is consolidating.

      The telecommunications industry is consolidating and we believe it will continue to consolidate in the future as companies attempt to strengthen or hold their market positions in an evolving industry. The recent consolidations of Bookham and Nortel Network’s optical components business and of Avanex and Corning’s and Alcatel’s respective optical components businesses are recent examples of high profile consolidations. We anticipate that consolidation will continue as a result of the current industry downturn. In addition, industry consolidation may result in stronger competitors who are able to compete better as sole-source vendors for customers. This could harm our business as we compete to be a single-vendor solution.

      We also expect consolidation to occur among our telecommunications systems manufacturing customers and their telecommunications carrier customers. Consolidation at either level could result in, among other things, greater negotiating power for the consolidated companies with their suppliers in response to reduced competition, and reduced overall demand for telecommunications systems as the number of companies installing systems or providing services declines. Any of these results could reduce demand for our telecommunications products and increase pressure to reduce our prices and provide other concessions.

Average selling prices are declining.

      Prices for telecommunications fiberoptic products generally decline over time as new and more efficient components and modules with increased functionality are developed, manufacturing processes improve and competition increases. The current economic environment has exacerbated the general trend, as declining sales have forced telecommunications carriers and their suppliers to reduce costs, leading to increasing pricing pressure on our competitors and us. Weakened demand for optical components and modules has created an oversupply of these products, which has increased pressure on us to reduce our prices. To the extent this oversupply is not resolved in future periods, we anticipate continuing pricing pressure. Moreover, currently, fiberoptic networks have significant excess capacity. Industry participants disagree as to the amount of this excess capacity. However, to the extent that there is significant overcapacity and this capacity is not profitably utilized in future periods, we expect to face additional pressure to reduce our prices. Also, numerous telecommunications carriers (WorldCom and Global Crossing, among others) have declared bankruptcy over the past two years or are otherwise in financial distress. As carriers are eliminated from the marketplace, through bankruptcy or consolidation, system vendors lose customers, while remaining carriers are able to increase price pressures on system vendors since vendors have fewer customer alternatives. System vendors in turn will apply those pressures on us.

      We are also experiencing pricing pressure in the businesses we serve through our thin film products group (e.g., display, medical/ environmental instrumentation, document security, product security, aerospace and defense, and lasers), as a result of improved internal sourcing capabilities within some of our customers, declining demand for some of our products and increased competition.

      In response to declining average sales prices, we are undertaking cost reduction measures, under and in addition to the Global Realignment Program, intended to reduce our expense structure at both the cost of goods sold and the operating expense levels. These measures may be unsuccessful in creating profit margins sufficient to sustain our current operating structure and business. In addition to direct cost cutting, we must continue to: (i) timely develop and introduce new products that incorporate features that enable such products to be less price sensitive, and (ii) increase the efficiency of our manufacturing operations. Failure to do so could cause our sales and profit margins to further decline, which would harm our business.

If we fail to attract and retain key personnel, our business could suffer.

      Our future depends, in part, on our ability to attract and retain key personnel. Competition for highly skilled technical people is extremely intense, and, the current economic environment notwithstanding, we continue to face difficulty identifying and hiring qualified engineers in many areas of our business. We may not be able to hire and retain such personnel at compensation levels consistent with our existing compensation and salary structure. Our future also depends on the continued contributions of our executive management team and other key management and technical personnel, each of whom would be difficult to replace. The loss of services of these or other executive officers or key personnel or the inability to continue to attract qualified personnel could have a material adverse effect on our business.

      As a consequence of the current economic environment and as part of our Global Realignment Program, we have reduced our global workforce to 5,194 employees as of September 30, 2003. We cannot predict the impact our recent workforce reductions and any other reductions we are compelled to make in the future will have on our ability to attract and retain key personnel.

      Similar to other technology companies, particularly those located in Silicon Valley, we rely upon our ability to use stock options and other forms of equity-based compensation as key components of our executive and employee compensation structure. Historically, these components have been critical to our ability to retain important personnel and offer competitive compensation packages. Without these components, we would be required to significantly increase cash compensation levels (or develop alternative compensation structures) in order to retain our key employees, particularly as and when an industry recovery returns. Recent proposals to modify accounting rules relating to the expensing of equity compensation may cause us to substantially reduce, or even eliminate, all or portions of our equity compensation programs.

We have concerns regarding the manufacturing, quality and distribution of our products.

If we do not achieve acceptable manufacturing volumes, yields and costs, our business will suffer.

      Our success depends upon our ability to timely deliver products to our customers at acceptable volume and cost levels. The manufacture of our products involves highly complex and precise processes, requiring production in highly controlled and clean environments. Changes to our manufacturing processes or those of our suppliers, or the inadvertent use of defective or contaminated materials by our suppliers or us, could significantly hurt our ability to meet our customers’ product volume and quality needs. Moreover, in some cases, existing manufacturing techniques, which involve substantial manual labor, may not achieve the volume or cost targets necessary to be competitive. In these cases, we will need to develop new manufacturing processes and techniques, which are anticipated to involve higher levels of automation, to achieve these targets, and we will need to undertake other efforts to reduce manufacturing costs. Currently, we are devoting significant funds and other resources to: (i) develop advanced manufacturing techniques to improve product volumes and yields and reduce costs, and (ii) realign some of our product manufacturing facilities to locations offering optimal labor costs. These efforts may not be successful. If we fail to achieve acceptable manufacturing yields, volumes and costs, our business will be harmed.

If our customers do not qualify our manufacturing lines for volume shipments, our operating results could suffer.

      Customers will not purchase any of our products, other than limited numbers of evaluation units, prior to qualification of the manufacturing lines for the products. Each new manufacturing line must go through rigorous qualification with our customers. The qualification process can be lengthy and is expensive, with no guarantee that any particular product qualification process will lead to profitable product sales. Moreover, we are currently consolidating our worldwide manufacturing operations into centralized locations, such as our facilities in Shenzhen, China. Among other things, we are moving the manufacturing of some of our products to other facilities. We expect that consolidation and product relocations may continue for the foreseeable future. The manufacturing lines for relocated products must undergo qualification before commercial shipment of these products can recommence. The qualification process, whether for new products or in connection with the relocation of manufacturing of current products, determines whether the manufacturing line achieves the customers’ quality, performance and reliability standards. Our expectations as to the time periods required to qualify (or requalify) a product line and ship products in volumes to customers may be erroneous. Delays in qualification can cause a product to be dropped from a long-term supply program. These delays will also impair the expected timing, and may impair the expected amount, of sales of the affected products. Nevertheless, we may, in fact, experience delays in obtaining qualification of our manufacturing lines and, as a consequence, our operating results and customer relationships would be harmed.

If our products fail to perform, our business will suffer.

      Our business depends on manufacturing excellent products of consistently high quality. Our products are highly complex and, as such susceptible to design and manufacturing defects. To guard against this, our products are rigorously tested for quality both by our customers and us. Nevertheless, our customers’ testing procedures are limited to evaluating our products under likely and foreseeable failure scenarios. For various reasons (including, among others, the occurrence of performance problems that are unforeseeable in testing or that are detected only when products are fully deployed and operated under peak stress conditions), our products may fail to perform as expected. Failures could result from faulty design or problems in manufacturing. In either case, we could incur significant costs to repair and/or replace defective products under warranty, particularly when such failures occur in installed systems. We have experienced such failures in the past and remain exposed to such failures, as our products are widely deployed throughout the world in multiple demanding environments and applications. In some cases, product redesigns or additional capital equipment may be required to correct a defect. We have in the past increased our warranty reserves and have incurred significant expenses relating to certain communications products. Any significant product failure could result in lost future sales of the affected product and other products, as well as customer relations’ problems, litigation and damage to our reputation.

Certain of our non-telecommunications products are subject to governmental and industry regulations, certifications and approvals.

      The commercialization of certain of the products we design, manufacture and distribute through our thin film products group may be delayed or made more costly due to required government and industry approval processes. Development of applications for our light interference pigment products may require significant testing that could delay our sales. For example, certain uses in cosmetics may be regulated by the Food and Drug Administration, which has extensive and lengthy approval processes. Durability testing by the automobile industry of our pigments used with automotive paints can take up to three years. If we change a product for any reason including technological changes or changes in the manufacturing process, prior approvals or certifications may be invalid and we may need to go through the approval process again. If we are unable to obtain these or other government or industry certifications in a timely manner, or at all, our operating results could be adversely affected.

We may not be able to enter into necessary strategic alliances to effectively commercialize our products.

      We often rely on strategic alliances with other companies to commercialize some of our products in a timely or effective manner, primarily in our non-telecommunication businesses. Our current strategic alliance partners provide us with assistance in the marketing, sales and distribution of a diverse line of products. We may be unable to find appropriate strategic alliances in markets in which we have little experience, which could prevent us from bringing our products to market in a timely manner, or at all. For instance, we have a strategic alliance with SICPA, one of our major customers in the thin film products group, for the marketing and sale of our light interference pigments used to provide security features in currency. Under a license and supply agreement, we rely exclusively on SICPA to market and sell to this market worldwide. SICPA has the right to terminate the agreement if we breach it. If SICPA terminates our agreement or if it is unable to market and sell our light interference pigments successfully for the applications covered by the agreement, our business may be harmed and we may be unable to find a substitute marketing and sales partner or develop these capabilities ourselves. Also, if SICPA fails to meet its minimum purchase requirements under the agreement for any reason, our operating results would be adversely affected.

If our contract manufacturers fail to deliver quality products at reasonable prices and on a timely basis, our results of operations and financial conditions could be harmed.

      We are increasing our use of contract manufacturers as an alternative to our own manufacturing of products. If these contract manufacturers do not fulfill their obligations to us, or if we do not properly manage these relationships and the transition of production to these contract manufacturers, our existing customer relationships may suffer. In addition, by undertaking these activities, we run the risk that the reputation and competitiveness of our products and services may deteriorate as a result of the reduction of our control over quality and delivery schedules. We also may experience supply interruptions, cost escalations and competitive disadvantages if our contract manufacturers fail to develop, implement or maintain manufacturing methods appropriate for our products and customers.

      Our supply chain and manufacturing process relies on accurate forecasting to provide us with optimal margins and profitability. Because of market uncertainties, forecasting is becoming much more difficult. In addition, as we come to rely more heavily on contract manufacturers, we may have fewer personnel resources with expertise to manage these third-party arrangements.

Interruptions affecting our key suppliers could disrupt production, compromise our product quality and adversely affect our sales.

      We obtain various components included in the manufacture of our products from single or limited source suppliers. A disruption or loss of supplies from these companies or price increases for these components would materially harm our results of operations, product quality and customer relationships. For example, we currently utilize a sole source for the crystal semiconductor chip sets incorporated in our solid-state microlaser products. We obtain lithium niobate wafers, gallium arsenide wafers, specialized fiber components and some lasers used in our telecommunications products primarily from limited source suppliers. These materials are important components of certain of our products and we currently do not have alternative sources for such materials. Also, we do not currently have long-term or volume purchase agreements with any of these suppliers, and these components may not in the future be available at reasonable prices in the quantities required by us, if at all, in which case our business could be materially harmed.

We face risks related to our international operations and sales.

      Our customers are located throughout the world. In addition, we have significant offshore operations, including manufacturing, sales and customer support operations. Our operations outside North America include facilities in Europe and Asia-Pacific.

      Our international presence exposes us to certain risks, including the following:

•	our ability to comply with the customs, import/export and other trade compliance regulations of the countries in which we do business, together with any unexpected changes in such regulations;

•	tariffs and other trade barriers;

•	political, legal and economic instability in foreign markets, particularly in those markets in which we maintain manufacturing and research facilities;

•	difficulties in staffing and management;

•	language and cultural barriers;

•	seasonal reductions in business activities in the countries where our international customers are located;

•	integration of foreign operations;

•	longer payment cycles;

•	greater difficulty in accounts receivable collection;

•	currency fluctuations; and

•	potential adverse tax consequences.

      Net sales to customers outside North America accounted for 30%, 26% and 32% of our total net sales in fiscal 2003, 2002 and 2001, respectively. We expect that sales to customers outside North America will continue to account for a significant portion of our total net sales. Lower sales levels that typically occur during the summer months in Europe and some other overseas markets may materially and adversely affect our business. In addition, sales of many of our customers depend on international sales and consequently further expose us to the risks associated with such international sales.

      The international dimensions of our operations and sales subject us to a myriad of domestic and foreign trade regulatory requirements. As part of our ongoing integration program, we are evaluating our current trade compliance practices and implementing improvements, where necessary. Among other things, we are auditing our product export classification and customs procedures and are installing trade information and compliance systems using our global enterprise software platforms. We do not currently expect the costs of such evaluation or the implementation of any resulting improvements to have a material adverse effect on our operating results or business. However, our evaluation and related implementation are not yet complete and, accordingly, the costs could be greater than expected and such costs and the legal consequences of any failure to comply with applicable regulations could affect our business and operating results.

We are increasing manufacturing operations in China, which expose us to risks inherent in doing business in China.

      As a result of our Global Realignment Program and in an effort to reduce costs, we have increased our manufacturing operations in China and those operations are subject to greater political, legal and economic risks than those faced by our other operations. In particular, the political, legal and economic climate in China (both at national and regional levels) is extremely fluid and unpredictable. Among other things, the legal system in China (both at the national and regional levels) remains highly underdeveloped and subject to change, with little or no prior notice, for political or other reasons. Our ability to operate in China may be adversely affected by changes in Chinese laws and regulations, such as those relating to taxation, import and export tariffs, environmental regulations, land use rights, intellectual property and other matters. Moreover, the enforceability of applicable existing Chinese laws and regulations is uncertain. These concerns are exacerbated for foreign businesses, such as ours, operating in China. Our business could be materially harmed by any changes to the political, legal or economic climate in China or the inability to enforce applicable Chinese laws and regulations.

      Currently, we operate manufacturing facilities located in Shenzhen, Fuzhou and Beijing, China. As part of our Global Realignment Program and in an effort to reduce costs, we continue to increase the scope and extent of our manufacturing operations in our Shenzhen facilities. Accordingly, we expect that our ability to operate successfully in China will become increasingly important to our overall success. As we continue to consolidate our manufacturing operations, we will incur additional costs to transfer product lines to the facilities located in China, which could have a material adverse impact on our operating results and financial condition.

      We expect to export the majority of the products manufactured at our facilities in China. Accordingly, upon application to and approval by the relevant government authorities, we will not be subject to certain of China’s taxes and are exempt from customs duties on imported components or materials and exported products. We are required to pay income taxes in China, subject to certain tax relief. We may become subject to other taxes in China or may be required to pay customs duties and export license fees in the future. In the event that we are required to pay other taxes, customs duties and export license fees in China, our results of operations could be materially and adversely affected.

We may incur unanticipated costs and liabilities, including under environmental laws and regulations.

      Our operations use certain substances and generate certain wastes that are regulated or may be deemed hazardous under environmental laws. Some of these laws impose liability for cleanup costs and damages relating to releases of hazardous substances into the environment. Such laws may become more stringent in the future. In the past, costs and liabilities arising under such laws have not been material; however, we cannot assure you that such matters will not be material to us in the future.

     Our business could be adversely affected by certain unexpected catastrophic events.

      We may encounter natural disasters, which could harm our financial condition and results of operations

      Our U.S. headquarters, including some of our research and development and manufacturing facilities, are located in California near major earthquake faults. Any damage to our facilities in California or other locations as a result of an earthquake, fire or any other natural disasters could disrupt our operations and have a material adverse impact on our business, operating results and financial condition.

Our business is subject to the risks of terrorist acts and acts of war.

      Terrorist acts or acts of war may disrupt our operations, as well as our customers’ operations. The terrorist attacks on September 11, 2001 created many economic and political uncertainties, and intensified the global economic downturn. Any future terrorist activities could further weaken the global economy and create additional uncertainties, forcing our customers to further reduce their capital spending or cancel orders from us, which could have a material adverse impact on our business, operating results and financial condition.

Our business and operations would suffer in the event of a failure of our information technology infrastructure.

      We rely upon the capacity, reliability and security of our information technology hardware and software infrastructure and our ability to expand and update this infrastructure in response to our changing needs. We are constantly updating our information technology infrastructure. Among other things, we recently unified most of our manufacturing, accounting, sales and human resource data systems using an Oracle platform, and we have entered into an agreement with Oracle to provide and maintain our global ERP infrastructure on an outsourced basis. Any failure to manage, expand and update our information technology infrastructure or any failure in the operation of this infrastructure could harm our business.

      Despite our implementation of security measures, our systems are vulnerable to damages from computer viruses, natural disasters, unauthorized access and other similar disruptions. Any system failure, accident or security breach could result in disruptions to our operations. To the extent that any disruptions or security breach results in a loss or damage to our data, or inappropriate disclosure of confidential information, it could harm our business. In addition, we may be required to spend additional costs and other resources to protect us against damages caused by these disruptions or security breaches in the future.

If we have insufficient proprietary rights or if we fail to protect those we have, our business would be materially harmed.

We may not obtain the intellectual property rights we require.

      Others, including academic institutions, our competitors and other large technology-based companies, hold numerous patents in the industries in which we operate. Some of these patents may purport to cover our products. In response, we may seek to acquire license rights to these or other patents or other intellectual property to the extent necessary to ensure we possess sufficient intellectual property rights for the conduct of our business. Unless we are able to obtain such licenses on commercially reasonable terms, patents or other intellectual property held by others could inhibit our development of new products, impede the sale of some of our current products, or substantially increase the cost to provide these products to our customers. While in the past licenses generally have been available to us where third-party technology was necessary or useful for the development, production or sale of our products, in the future licenses to third-party technology may not be available on commercially reasonable terms, if at all. Generally, a license, if granted, includes payments by us of up-front fees, ongoing royalties or a combination of both. Such royalty or other terms could have a significant adverse impact on our operating results. We are a licensee of a number of third-party technologies and intellectual property rights and are required to pay royalties to these third-party licensors on some of our telecommunications products and laser subsystems.

Our products may be subject to claims that they infringe the intellectual property rights of others.

      The industry in which we operate experiences periodic claims of patent infringement or other intellectual property rights. We have received in the past and, from time to time, may in the future receive notices from third parties claiming that our products infringe upon third-party proprietary rights. As the downturn in the communications industries deepened and continued over the past two years, many companies have turned to their intellectual property portfolios as an alternative revenue source. This is particularly true of companies which no longer compete with us. Many of these companies have larger, more established intellectual property portfolios than ours. Typical for a growth-oriented technology company, at any one time we generally have various pending claims from third parties that one or more of our products or operations infringe or misappropriate their intellectual property rights or that one or more of our patents are invalid. However, as economic uncertainty continues, the level of patent infringement disputes in which we are engaged and expect to be engaged for the foreseeable future has increased. For example, we have pending litigation with Litton

Systems, Inc. and the Board of Trustees of the Leland Stanford, Jr. University involving claims for damages in connection with the alleged past infringement by our optical amplifiers of a now expired U.S. patent. We have also received claims and notice letters from British Telecommunications and other companies regarding the alleged infringement of their patents by certain of our products. We will continue to respond to other claims in the course of our business operations. We do not believe that any of these claims will materially harm our business or financial condition. In the past the settlement and disposition of these disputes has not had a material adverse impact on our business or financial condition, however this may not be the case in the future. Further, the litigation or settlement of these matters, regardless of the merit of the claims, could result in significant expense to us and divert the efforts of our technical and management personnel, whether or not we are successful. If we are unsuccessful, we could be required to expend significant resources to develop non-infringing technology or to obtain licenses to the technology that is the subject of the litigation. We may not be successful in such development or such licenses may not be available on terms acceptable to us, if at all. Without such a license, we could be enjoined from future sales of the infringing product or products.

Our intellectual property rights may not be adequately protected.

      Our future depends in part upon our intellectual property, including trade secrets, know-how and continuing technological innovation. We currently hold numerous U.S. patents on products or processes and corresponding foreign patents and have applications for some patents currently pending. The steps taken by us to protect our intellectual property may not adequately prevent misappropriation or ensure that others will not develop competitive technologies or products. Other companies may be investigating or developing other technologies that are similar to our own. It is possible that patents may not be issued from any application pending or filed by us and, if patents do issue, the claims allowed may not be sufficiently broad to deter or prohibit others from marketing similar products. Any patents issued to us may be challenged, invalidated or circumvented. Further, the rights under our patents may not provide a competitive advantage to us. In addition, the laws of some territories in which our products are or may be developed, manufactured or sold, including Europe, Asia-Pacific or Latin America, may not protect our products and intellectual property rights to the same extent as the laws of the United States.

We face certain litigation risks that could harm our business.

      We have had numerous lawsuits filed against us asserting various claims, including securities and ERISA class actions and stockholder derivative actions. The results of complex legal proceedings are difficult to predict. Moreover, many of the complaints filed against us do not specify the amount of damages that plaintiffs seek and we therefore are unable to estimate the possible range of damages that might be incurred should these lawsuits be resolved against us. While we are unable to estimate the potential damages arising from such lawsuits, certain of them assert types of claims that, if resolved against us, could give rise to substantial damages. Thus, an unfavorable outcome or settlement of one or more of these lawsuits could have a material adverse effect on our financial position, liquidity and results of operations. Even if these lawsuits are not resolved against us, the uncertainty and expense associated with unresolved lawsuits could seriously harm our business, financial condition and reputation. Litigation can be costly, time-consuming and disruptive to normal business operations. The costs of defending these lawsuits, particularly the securities class actions and stockholder derivative actions, have been significant, will continue to be costly and may not be covered by our insurance policies. The defense of these lawsuits could also result in continued diversion of our management’s time and attention away from business operations, which could harm our business.

We may have difficulty obtaining director and officer liability insurance in acceptable amounts for acceptable rates.

      Like most other public companies, we carry insurance protecting our officers and directors against claims relating to the conduct of our business. Historically, this insurance covered, among other things, the costs incurred by companies and their management to defend against and resolve claims relating to management conduct and results of operations, such as securities class action claims. These claims typically are extremely expensive to defend against and resolve. Hence, as is customary, we purchase and maintain insurance to cover some of these costs. We pay significant premiums to acquire and maintain this insurance, which is provided by third-party insurers, and we agree to underwrite a portion of such exposures under the terms of the insurance coverage. Over the last several years, the premiums we have paid for this insurance have increased substantially. One consequence of the current economic environment and decline in stock prices has been a substantial increase in the number of securities class actions and similar claims brought against public corporations and their management, including our company and certain of our current and former officers and directors. Many, if not all, of these actions and claims are, and will likely continue to be, at least partially insured by third-party insurers. Consequently, insurers providing director and officer liability insurance have in recent periods sharply increased the premiums they charge for this insurance, raised retentions (that is, the amount of liability that a company is required to pay to defend and resolve a claim before any applicable insurance is provided), and limited the amount of insurance they will provide. Moreover, insurers typically provide only one-year policies.

      The insurance policies that may cover the current securities lawsuits against us have a $10 million retention. As a result, the costs we incur in defending the current securities lawsuits against us may not be reimbursed until they exceed $10 million. The policies that would cover any future lawsuits may not provide any coverage to us and may cover the directors and officers only in the event we are unable to cover their costs in defending against and resolving any future claims. In fact our current policy only covers our directors and officers and is only applicable under circumstances in which the Company is unable to pay or is prohibited from paying claims accrued during the policy period. As a result, our costs in defending or settling any future lawsuits or paying any judgments arising therefrom could increase significantly and could materially impair the Company’s financial condition.

      Each year we negotiate with insurers to renew our director and officer insurance. Particularly in the current economic environment, we cannot assure you that in the future we will be able to obtain sufficient director and officer liability insurance coverage at acceptable rates and with acceptable deductibles and other limitations. Failure to obtain such insurance could materially harm our financial condition in the event that we are required to defend against and resolve any future or existing securities class actions or other claims made against us or our management arising from the conduct of our operations. Further, the inability to obtain such insurance in adequate amounts may impair our future ability to retain and recruit qualified officers and directors.

Recently enacted and proposed regulatory changes may cause us to incur increased costs.

      Recently enacted and proposed changes in the laws and regulations affecting public companies, including the provisions of the Sarbanes-Oxley Act of 2002, will increase our expenses as we evaluate the implications of new rules and devote resources to respond to the new requirements. In particular, we expect to incur additional SG&A expense as we implement Section 404 of the Sarbanes-Oxley Act, which requires management to report on, and our independent auditors to attest to, our internal controls. The compliance of these new rules could also result in continued diversion of management’s time and attention, which could prove to be disruptive to normal business operations. Further, the impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers, which could harm our business.

If we fail to manage our exposure to worldwide financial and securities markets successfully, our operating results could suffer.

      We are exposed to financial market risks, including changes in interest rates, foreign currency exchange rates and marketable equity security prices. We often utilize derivative financial instruments to mitigate these risks. We do not use derivative financial instruments for speculative or trading purposes. The primary objective of most of our investment activities is to preserve principal while at the same time maximizing yields without significantly increasing risk. To achieve this objective, a majority of our marketable investments are floating rate and municipal bonds, auction instruments and money market instruments denominated in U.S. dollars. When we acquire assets denominated in foreign currencies, we usually mitigate currency risks associated with these exposures with forward currency contracts. A substantial portion of our sales, expense and capital purchasing activities are transacted in U.S. dollars. However, some of these activities are conducted in other currencies, primarily Canadian and European currencies. To protect against reductions in value and the volatility of future cash flows caused by changes in foreign exchange rates, we may enter into foreign currency forward contracts. The contracts reduce, but do not always entirely eliminate, the impact of foreign currency exchange rate movements. Actual results on our financial position may differ materially.

      We also hold investments in other public and private companies, including, among others, Nortel Networks, Adept and ADVA, and have limited funds invested in private venture funds. All three companies have experienced severe stock price declines during the economic downturn, which have greatly reduced the value of our investments, and we have written down the value of these investments as the decline in fair value was deemed to be other-than-temporary. During fiscal 2003, we have written down the value of our Adept investment to $0 and recorded impairment charges of $25.0 million. During fiscal 2002, we recorded impairment charges of $187.3 million related to Nortel and $13.9 million related to ADVA. During fiscal 2001, we recorded impairment charges of $511.8 million related to Nortel and $744.7 million related to ADVA. In addition to our investments in public companies, we have in the past and expect to continue to make investments in privately held companies for strategic and commercial purposes. For example, we had a commitment to provide additional funding of up to $20.6 million to certain venture capital investment partnerships as of September 30, 2003. In recent months several of the private companies in which we held investments have ceased doing business and have either liquidated or are in bankruptcy proceedings. If the carrying value of our investments exceeds the fair value and the decline in fair value is deemed to be other-than-temporary, we will be required to write down the value of the investments, which could materially harm our results of operations or financial condition.

If we fail to obtain additional capital at the times, in the amounts and upon the terms required, our business could suffer.

      We have devoted substantial resources for new facilities and equipment in our business operations. Currently, we are incurring substantial costs associated with restructuring our business and operations under our Global Realignment Program. Although we believe our existing cash balances will be sufficient to meet our capital requirements at least for the next 12 months, under certain circumstances, such as an acquisition opportunity or an unforeseen change in our business operations, we may be required to seek additional equity or debt financing to compete effectively in our markets. We cannot precisely determine the timing and amount of such capital requirements, which will depend on several factors, including, among others, our acquisitions, the success of our Global Realignment Program and the demand for our products and products under development. Such additional financing may not be available when needed, or if available, may not be on terms satisfactory to us or may be dilutive to our stockholders.

Our rights plan and our ability to issue additional preferred stock could harm the rights of our common stockholders.

      In February 2003, we amended and restated our Stockholder Rights Agreement and currently each share of our outstanding common stock is associated with one right. Each right entitles stockholders to purchase 1/100,000 share of our Series B Preferred Stock at an exercise price of $21.

      The rights only become exercisable in certain limited circumstances following the tenth day after a person or group announces acquisition of or tender offers for 15% or more of our common stock. For a limited period of time following the announcement of any such acquisition or offer, the rights are redeemable by us at a price of $0.01 per right. If the rights are not redeemed, each right will then entitle the holder to purchase common stock having the value of twice the then-current exercise price. For a limited period of time after the exercisability of the rights, each right, at the discretion of our Board of Directors, may be exchanged for either 1/100,000 share of Series B Preferred Stock or one share of common stock per right. The rights expire on June 22, 2013.

      Our Board of Directors has the authority to issue up to 499,999 shares of undesignated preferred stock and to determine the powers, preferences and rights and the qualifications, limitations or restrictions granted to or imposed upon any wholly unissued shares of undesignated preferred stock and to fix the number of shares constituting any series and the designation of such series, without the consent of our stockholders. The preferred stock could be issued with voting, liquidation, dividend and other rights superior to those of the holders of common stock.

      The issuance of Series B Preferred Stock or any preferred stock subsequently issued by our Board of Directors, under some circumstances, could have the effect of delaying, deferring or preventing a change in control.

      Some provisions contained in the rights plan, and in the equivalent rights plan that our subsidiary JDS Uniphase Canada Ltd. has adopted with respect to our exchangeable shares, may have the effect of discouraging a third party from making an acquisition proposal for us and may thereby inhibit a change in control. For example, such provisions may deter tender offers for shares of common stock or exchangeable shares, which offers may be attractive to stockholders, or deter purchases of large blocks of common stock or exchangeable shares, thereby limiting the opportunity for stockholders to receive a premium for their shares of common stock or exchangeable shares over the then-prevailing market prices.

Some anti-takeover provisions contained in our charter and under Delaware laws could hinder a takeover attempt.

      We are subject to the provisions of Section 203 of the Delaware General Corporation Law prohibiting, under some circumstances, publicly-held Delaware corporations from engaging in business combinations with some stockholders for a specified period of time without the approval of the holders of substantially all of our outstanding voting stock. Such provisions could delay or impede the removal of incumbent directors and could make more difficult a merger, tender offer or proxy contest involving us, even if such events could be beneficial, in the short-term, to the interests of the stockholders. In addition, such provisions could limit the price that some investors might be willing to pay in the future for shares of our common stock. Our certificate of incorporation and bylaws contain provisions relating to the limitations of liability and indemnification of our directors and officers, dividing our board of directors into three classes of directors serving three-year terms and providing that our stockholders can take action only at a duly called annual or special meeting of stockholders. These provisions also may have the effect of deterring hostile takeovers or delaying changes in control or management of us.